Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2019

  Net income of $46.3 million, or $0.21 per diluted share, for the third quarter of 2019, compared to $41.3 million, or $0.19 per diluted share, for the second quarter of 2019.
  On a non-GAAP basis, adjusted net income for the third quarter of 2019 increased by $3.9 million to $44.7 million, or $0.20 per diluted share (which excludes the effect of events that are discussed in the Special Items section below and consist of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts), compared to adjusted net income of $40.8 million for the second quarter of 2019, or $0.18 per diluted share.
  Income before income taxes of $65.6 million for the third quarter of 2019, compared to $59.3 million for the second quarter of 2019.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $70.2 million for the third quarter of 2019, compared to $71.0 million for the second quarter of 2019.
  Net interest income increased by $1.9 million to $144.4 million for the third quarter of 2019, compared to $142.5 million for the second quarter of 2019, primarily due to growth in the average volume of consumer loans, the effect of a $3.0 million accelerated discount accretion from the payoff of a commercial mortgage loan, and the effect of one additional day in the third quarter, partially offset by the downward repricing of variable-rate commercial loans and the increase in the average cost of time deposits.
  Net interest margin was 4.89% for the third quarter of 2019, compared to 4.90% for the second quarter of 2019.
  Provision for loan and lease losses decreased by $5.1 million to $7.4 million for the third quarter of 2019, compared to $12.5 million for the second quarter of 2019, primarily due to the effect of a $6.5 million net loan loss reserve release for commercial and construction loans recorded in the third quarter, primarily related to improvements in historical loss rates, the upgrade in the credit-risk classification of certain commercial and industrial loans, and the reduction in the size of this portfolio.
  Non-interest income decreased by $0.8 million to $21.4 million for the third quarter of 2019, compared to $22.2 million for the second quarter of 2019, primarily due to a $0.5 million other-than-temporary impairment (“OTTI”) charge on private label mortgage-backed securities (“MBS”) recorded in the third quarter and the effect in the second quarter of a $0.6 million gain from hurricane-related insurance proceeds.
  Non-interest expenses decreased by $0.1 million to $92.8 million for the third quarter of 2019, compared to $92.9 million for the second quarter of 2019.
  Income tax expense of $19.3 million for the third quarter of 2019, compared to $18.0 million for the second quarter of 2019.

  Credit quality variances:
  Non-performing assets (“NPAs”) decreased in the quarter by $52.0 million to $332.1 million as of September 30, 2019, primarily due to the repayment of a $31.5 million nonaccrual commercial mortgage loan in the Florida region and the sale of a $10.8 million commercial other real estate owned (“OREO”) property in the Puerto Rico region.
  The annualized net charge-off rate was 0.61% for the third quarter of 2019, compared to 1.07% for the second quarter of 2019.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, decreased by $38.2 million to $7.6 billion as of September 30, 2019, reflecting decreases of $15.0 million in the Virgin Islands region, $13.7 million in the Florida region, and $9.5 million in the Puerto Rico region.
  Brokered CDs decreased in the quarter by $32.7 million to $483.0 million as of September 30, 2019.
  Government deposits increased in the quarter by $21.6 million to $1.1 billion as of September 30, 2019, reflecting an increase of $38.8 million in the Virgin Islands region, partially offset by a $17.2 million decrease in the Puerto Rico region.
  Total loans decreased in the quarter by $136.7 million to $9.0 billion as of September 30, 2019. The decrease consisted of a $159.8 million decline in the balance of commercial and construction loans, including the early payoff of two large criticized commercial mortgage loans totaling $120.4 million, the repayment of a $31.5 million nonaccrual commercial mortgage loan, and the sale of commercial and industrial loan participations totaling $28.2 million, partially offset by new commercial and construction loan originations in the third quarter. In addition, there was a $63.7 million decrease in residential mortgage loans. These reductions were partially offset by an $86.8 million growth in the consumer loan portfolio, primarily in the Puerto Rico region.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.0 billion in the third quarter of 2019, compared to $885.4 million in the second quarter of 2019. The increase primarily resulted from a $170.8 million increase in commercial and construction loan originations, primarily due to both an increase in new loan originations and a higher dollar amount of refinancings and renewals in the Puerto Rico region, partially offset by reductions of $6.6 million in residential mortgage loan originations and $4.0 million in consumer loan originations.
  Total capital, common equity Tier 1 capital (“CET1”), Tier 1 capital, and leverage ratios of 25.27%, 21.61%, 22.02%, and 16.04%, respectively, as of September 30, 2019. The tangible common equity ratio was 17.03% as of September 30, 2019.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 22, 2019--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $46.3 million, or $0.21 per diluted share, for the third quarter of 2019, compared to $41.3 million, or $0.19 per diluted share, for the second quarter of 2019, and $36.3 million, or $0.16 per diluted share, for the third quarter of 2018.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We achieved another strong quarter of core earnings with net income of $46.3 million or $0.21 per diluted share. Pre-tax, pre-provision income remained healthy at $70 million this quarter, while franchise metrics continue to move in a positive direction.

Third quarter origination activity was strong at $1.0 billion. While we experienced a reduction in our loan portfolio this quarter by $137 million due in large part to payoffs of two large criticized commercial loans and the repayment of a large non-performing loan, on a year-over-year basis the loan portfolio has grown over $225 million, or 2.6%, reflecting a 19% increase in the consumer portfolio, an over 2% increase in the commercial and construction loans portfolio, and, consistent with our strategic plan, the residential loan book decreased by 6%.

We continue achieving impressive organic reductions in non-performing assets, down $52 million this quarter, a 14% reduction, which resulted in an NPA to asset ratio of 2.65%. Year-over-year we have reduced our NPAs by $191 million, or 36%. All of this has been done through organic reductions with minimal impact to our earnings.

Our capital continues to grow with tangible book value now at $9.79 per share and our CET1 ratio is 21.6%.

We are excited about the strategic transaction that we announced last night. This is a transformational deal for our Company. It is an excellent use of our capital generating fully phased-in 2020 consensus EPS accretion of 35% and strengthening our franchise in areas of retail, commercial and small business banking while maintaining capital ratios significantly above well-capitalized guidelines. This deal will significantly improve our branch network and retail footprint, improve our funding profile and brings with it a very talented bench of bankers and a new great client base. The transaction is subject to receipt of all necessary regulatory approvals.”

SPECIAL ITEMS

The financial results for the third and second quarters of 2019 and the third quarter of 2018 include the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):

Quarter ended September 30, 2019

- A $3.0 million ($1.8 million after-tax) positive effect in earnings related to the accelerated discount accretion from the payoff of an acquired commercial mortgage loan.

- A $0.4 million ($0.2 million after-tax) benefit resulting from hurricane-related insurance recoveries related to repairs and maintenance costs incurred on facilities in the U.S. Virgin Islands.

- A $0.5 million OTTI charge on private label MBS recorded in the tax-exempt international banking entity subsidiary.

Quarter ended June 30, 2019

- A $0.8 million ($0.5 million after-tax) benefit resulting from hurricane-related insurance recoveries related to impairments, repairs and maintenance costs incurred on facilities in the British Virgin Islands.

Quarter ended September 30, 2018

- A $2.7 million ($1.7 million after-tax) positive effect in earnings related to a $2.8 million net loan loss reserve release resulting from revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to consumer loans, and a $0.5 million gain from hurricane-related insurance proceeds resulting from insurance recoveries in excess of fixed assets impairment charges, partially offset by $0.5 million of hurricane-related expenses recorded in the third quarter of 2018.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management identifies as Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

Net income amounted to $46.3 million for the third quarter of 2019, compared to $41.3 million for the second quarter of 2019. Adjusted net income amounted to $44.7 million, or $0.20 per diluted share, for the third quarter of 2019, compared to adjusted net income of $40.8 million for the second quarter of 2019, or $0.18 per diluted share. The following table reconciles for the third and second quarters of 2019 and the third quarter of 2018 the reported net income to adjusted net income and adjusted earnings per share, non-GAAP financial measures that exclude the Special Items identified above:

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands, except per share information)	September 30, 2019	June 30, 2019	September 30, 2018

Net income, as reported (GAAP)	$46,327	$41,287	$36,323
Adjustments:
Accelerated discount accretion due to early payoff of acquired loan	(2,953)	-	-
OTTI on debt securities	497	-	-
Hurricane-related loan loss reserve release	-	-	(2,781)
Hurricane-related expenses	-	-	533
Benefit from hurricane-related insurance recoveries	(379)	(820)	(478)
Income tax impact of adjustments (1)	1,250	308	1,063
Adjusted net income (Non-GAAP)	$44,742	$40,775	$34,660
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$44,073	$40,106	$33,991

Weighted-average diluted shares outstanding	$217,227	216,978	216,775

Earnings Per Share - diluted (GAAP)	$0.21	$0.19	$0.16

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.20	$0.18	$0.16

(1) See Basis of Presentation for the individual tax impact related to each reconciling item.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes amounted to $65.6 million for the third quarter of 2019, compared to $59.3 million for the second quarter of 2019. Adjusted pre-tax, pre-provision income amounted to $70.2 million for the third quarter of 2019, down $0.9 million from the second quarter of 2019. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018

Income before income taxes	$65,595	$59,298	$60,932	$59,886	$48,655
Add: Provision for loan and lease losses	7,398	12,534	11,820	7,649	11,524
Add/(Less): Net loss (gain) on investments and impairments	497	-	-	84	-
Less: Accelerated discount accretion due to early payoff of acquired loan	(2,953)	-	-	-	-
Less: Employee retention benefit - Disaster Tax Relief
and Airport Extension Act of 2017	-	-	(2,317)	-	-
Less: Benefit from hurricane-related insurance recoveries	(379)	(820)	-	-	(478)
Add: Hurricane-related expenses	-	-	-	-	533
Adjusted pre-tax, pre-provision income (1)	$70,158	$71,012	$70,435	$67,619	$60,234

Change from most recent prior quarter (amount)	$(854)	$577	$2,816	$7,385	$(1,147)
Change from most recent prior quarter (percentage)	-1.2%	0.8%	4.2%	12.3%	-1.9%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses and any gains or losses on sales of investment securities and impairments. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as the accelerated discount from the early payoff of an acquired commercial mortgage loan, a one-time employee retention benefit, and hurricane-related expenses and insurance recoveries reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. (See Basis of Presentation – Use of Non-GAAP Financial Measures - Adjusted Pre-Tax, Pre-Provision Income for additional information about this non-GAAP financial measure).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Use of Non-GAAP Financial Measures - Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Net Interest Income
Interest income - GAAP	$172,295	$169,510	$166,472	$162,424	$157,492
Unrealized loss (gain) on derivative instruments	1	1	4	(22)	-
Interest income excluding valuations	172,296	169,511	166,476	162,402	157,492
Tax-equivalent adjustment	4,964	4,929	5,322	6,135	5,413
Interest income on a tax-equivalent basis and excluding valuations	$177,260	$174,440	$171,798	$168,537	$162,905

Interest expense - GAAP	27,870	26,964	26,291	24,726	24,971

Net interest income - GAAP	$144,425	$142,546	$140,181	$137,698	$132,521

Net interest income excluding valuations	$144,426	$142,547	$140,185	$137,676	$132,521

Net interest income on a tax-equivalent basis and excluding valuations	$149,390	$147,476	$145,507	$143,811	$137,934

Average Balances
Loans and leases	$9,026,725	$9,035,618	$8,912,874	$8,761,306	$8,676,620
Total securities, other short-term investments and interest-bearing cash balances	2,691,584	2,641,185	2,634,055	2,685,654	2,892,148
Average interest-earning assets	$11,718,309	$11,676,803	$11,546,929	$11,446,960	$11,568,768

Average interest-bearing liabilities	$7,819,008	$7,714,393	$7,615,212	$7,654,622	$7,830,063

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.83%	5.82%	5.85%	5.63%	5.40%
Average rate on interest-bearing liabilities - GAAP	1.41%	1.40%	1.40%	1.28%	1.27%
Net interest spread - GAAP	4.42%	4.42%	4.45%	4.35%	4.13%
Net interest margin - GAAP	4.89%	4.90%	4.92%	4.77%	4.54%

Average yield on interest-earning assets excluding valuations	5.83%	5.82%	5.85%	5.63%	5.40%
Average rate on interest-bearing liabilities excluding valuations	1.41%	1.40%	1.40%	1.28%	1.27%
Net interest spread excluding valuations	4.42%	4.42%	4.45%	4.35%	4.13%
Net interest margin excluding valuations	4.89%	4.90%	4.92%	4.77%	4.54%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	6.00%	5.99%	6.03%	5.84%	5.59%
Average rate on interest-bearing liabilities excluding valuations	1.41%	1.40%	1.40%	1.28%	1.27%
Net interest spread on a tax-equivalent basis and excluding valuations	4.59%	4.59%	4.63%	4.56%	4.32%
Net interest margin on a tax-equivalent basis and excluding valuations	5.06%	5.07%	5.11%	4.99%	4.73%

Net interest income amounted to $144.4 million for the third quarter of 2019, an increase of $1.9 million compared to net interest income of $142.5 million for the second quarter of 2019. The increase in net interest income was mainly due to:

  A $2.9 million increase in interest income on consumer loans, primarily due to an increase of $96.0 million in the average balance of this portfolio and a $0.6 million increase in interest income related to the effect of one additional day in the third quarter. The aggregate average balance of auto loans and finance leases grew by $73.8 million and the average balance of personal loans increased by $13.4 million.

  A $0.7 million increase in interest income on commercial and construction loans, primarily due to the $3.0 million accelerated discount accretion from the payoff of a commercial mortgage loan. In addition, there was a $0.6 million increase in interest income on commercial and construction loans related to the effect of one additional day in the third quarter. These increases more than offset the adverse effects of approximately $0.9 million related to the downward repricing of variable rate commercial loans, $0.7 million associated with a $48.4 million decline in the total commercial and construction average loan balances, $0.4 million related to lower collections of interest payments on nonaccrual loans, and other reductions related to, among other things, deferred fees amortization on loans paid off or refinanced.
  A $0.7 million increase in interest income from interest-bearing cash balances, mainly due to an increase of $172.4 million in the average balance, which consisted primarily of deposits maintained at the Federal Reserve Bank of New York.

Partially offset by:

  A $0.9 million increase in interest expense, reflecting an increase of approximately $1.2 million in interest expense on interest-bearing deposits, primarily due to the effect of both renewals of matured non-brokered time deposits at current higher market interest rates and an increase of $109.6 million in the average balance of non-brokered interest-bearing deposits. This increase was partially offset by a $0.3 million decrease in interest expense on repurchase agreements, primarily due to the downward repricing of variable-rate repurchase agreements.
  A $0.7 million decrease in interest income on investment securities, primarily due to a $125.8 million decrease in the average balance of U.S. agency bonds that resulted in a decrease of approximately $0.9 million in interest income, partially offset by a $0.5 million increase related to higher accelerated discount accretions of U.S. Agency bonds called prior to maturity. Approximately $238.0 million of U.S agency bonds matured or were called prior to maturity in the third quarter. In addition, there was a $0.3 million increase in the U.S. agency MBS premium amortization expense resulting from higher prepayment rates.

Net interest margin was 4.89%, compared to 4.90% for the second quarter of 2019. The decrease was primarily attributable to pressure on commercial loan yields from lower short-term market interest rates combined with the increase in the average cost of time deposits and higher cash balances maintained during the third quarter. These effects were almost entirely offset by the aforementioned $3.0 million accelerated discount accretion from the payoff of a commercial mortgage loan, which increased the net interest margin by approximately 10 basis points in the third quarter, and the increase in the proportion of consumer loans to total interest-earning assets.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the third quarter of 2019 was $7.4 million, compared to $12.5 million for the second quarter of 2019. The $5.1 million decrease in the provision for loan and lease losses, as compared to the 2019 second quarter, was driven by the following factors:

  A $6.5 million net loan loss reserve release for commercial and construction loans in the third quarter of 2019, compared to a $3.4 million provision charge in the second quarter of 2019. The $6.5 million net loan loss reserve release in the third quarter of 2019 was primarily due to: (i) approximately $4.2 million of net loan loss reserve releases related to both lower historical loss rates, primarily for the commercial and industrial loan portfolio, and the upgrade in the credit risk classification of a large commercial and industrial loan; (ii) a $2.6 million release associated with the early payoff of two large criticized commercial mortgage loans in the third quarter; and (iii) a $1.7 million loan loss recovery associated with a commercial and industrial loan fully charged off in prior periods. These variances were partially offset by higher charges to the specific reserve of impaired loans.

Partially offset by:

  A $1.6 million increase in the provision for residential mortgage loans, mainly reflecting less favorable downward adjustments to the reserve related to changes in volume and severity of past due loans as compared to adjustments in the second quarter.
  A $3.1 million increase in the provision for consumer loans, driven by a $1.7 million increase in net charge-offs and the overall increase in the size of this portfolio, primarily auto loans.

See Credit Quality – Allowance for Loan and Lease Losses below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income during the periods indicated:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2019	2019	2019	2018	2018

Service charges on deposit accounts	$6,108	$5,887	$5,716	$5,666	$5,581
Mortgage banking activities	4,396	4,395	3,627	3,677	4,551
Net (loss) gain on investments and impairments	(497)	-	-	(84)	-
Other operating income	11,394	11,941	13,200	11,272	8,391
Non-interest income	$21,401	$22,223	$22,543	$20,531	$18,523

Non-interest income amounted to $21.4 million for the third quarter of 2019, compared to $22.2 million for the second quarter of 2019. The $0.8 million decrease in non-interest income was primarily due to:

  The effect in the second quarter of 2019 of a $0.6 million gain from hurricane-related insurance proceeds, included as part of “Other operating income” in the table above.
  A $0.5 million OTTI charge on private label MBS recorded in the third quarter of 2019.

Partially offset by:

  A $0.2 million increase in service charges on deposits, primarily related to an increase in the number of cash management transactions of commercial clients, as well as an increase in overdraft and returned items transactions.
  A $0.3 million increase in transaction fee income from debit and credit cards due to higher transaction volumes, included as part of “Other operating income” in the table above.

Revenues from mortgage banking activities, remained relatively flat as compared to the second quarter of 2019, reflecting a $0.2 million decrease in unrealized losses on marked-to-market fair value adjustments on To-Be-Announced (“TBA”) hedges not yet settled at the end of the period, offset by a $0.1 million adjustment in the third quarter to increase the mortgage servicing rights valuation allowance and a $0.1 million decrease in realized gains from sales of residential mortgage loans. Total loans sold in the secondary market to U.S. government-sponsored agencies amounted to $92.4 million with a related net gain of $3.2 million, net of realized losses of $0.5 million on TBA hedges settled during the third quarter of 2019, compared to total loans sold in the secondary market of $97.6 million with a related net gain of $3.3 million, net of realized losses of $0.5 million on TBA hedges settled during the second quarter of 2019.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses during the periods indicated:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2019	2019	2019	2018	2018

Employees' compensation and benefits	$41,409	$40,813	$39,296	$40,012	$39,243
Occupancy and equipment	15,129	15,834	16,055	14,431	14,660
Deposit insurance premium	1,465	1,482	1,698	1,750	2,067
Other insurance and supervisory fees	960	547	1,170	996	1,143
Taxes, other than income taxes	3,904	3,737	3,820	3,680	3,534
Professional fees:
Collections, appraisals and other credit-related fees	1,797	1,946	1,717	2,106	2,150
Outsourcing technology services	6,206	5,798	5,520	5,610	5,215
Other professional fees	4,464	3,927	3,073	4,026	4,137
Credit and debit card processing expenses	4,764	3,820	4,154	4,096	4,147
Business promotion	4,004	3,940	3,706	4,356	3,860
Communications	1,834	1,714	1,752	1,666	1,642
Net loss on OREO operations	2,578	5,043	3,743	4,247	4,360
Other	4,319	4,336	4,268	3,718	4,707
Total	$92,833	$92,937	$89,972	$90,694	$90,865

Non-interest expenses amounted to $92.8 million in the third quarter of 2019, a decrease of $0.1 million from $92.9 million in the second quarter of 2019. The $0.1 million decrease in non-interest expenses was primarily due to:

  A $2.5 million decrease in the net loss on OREO operations, primarily due to a $1.9 million decrease in write-downs to the value of OREO properties, a $0.4 million decrease in OREO-related operating expenses, primarily taxes and repairs expenses, and a $0.2 million increase in income recognized from rental payments associated with OREO income-producing properties.
  A $0.7 million decrease in occupancy and equipment costs reflecting, among other things, the effect in the second quarter of 2019 of a $0.4 million write-down of previously capitalized costs associated with changes in scope and requirements of a technology-related project. In addition, there was a $0.2 million decrease associated with higher hurricane-related insurance recoveries in the third quarter related to repairs and maintenance costs incurred in prior periods on facilities affected by Hurricane Irma in the Virgin Islands.

Partially offset by:

  A $0.9 million increase in credit and debit card processing expenses, reflecting, among other things, higher EMV chip cards transaction volumes, and the effect in the second quarter of a $0.5 million credit card network incentive payment.
  A $0.8 million increase in professional service fees, reflecting, among other things, a $0.6 million increase in legal fees primarily associated with strategic projects and a $0.4 million increase in professional service fees related to assessments of technology projects.
  A $0.6 million increase in employees’ compensation and benefits expenses, reflecting an increase of approximately $0.7 million related to salary merit increases and other adjustments related to the annual salary review process that took effect in July 2019, as well as an increase of approximately $0.5 million associated with one additional business day in the third quarter of 2019. These variances were partially offset by a decrease of approximately $0.5 million related to lower incentive-based compensation and bonus accruals, as compared to the second quarter of 2019.
  A $0.4 million increase in “Other insurance and supervisory fees” in the table above, reflecting the effect in the second quarter of 2019 of a $0.6 million reversal of previously accrued amounts for local supervisory assessments, based on the most recent assessment bill.
  A $0.2 million increase in “Taxes, other than income taxes” in the table above, reflecting, among other things, higher expenses for municipal license and sales taxes.

INCOME TAXES

The Corporation recorded an income tax expense of $19.3 million for the third quarter of 2019, compared to $18.0 million for the second quarter of 2019.

The Corporation’s effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 29% as of the end of the third quarter of 2019, relatively flat compared to the second quarter of 2019. As of September 30, 2019, the Corporation had a deferred tax asset of $273.8 million (net of a valuation allowance of $87.2 million, including a valuation allowance of $56.2 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Nonaccrual loans held for investment:
Residential mortgage	$127,040	$129,501	$132,049	$147,287	$156,685
Commercial mortgage	42,525	77,495	93,192	109,536	117,397
Commercial and Industrial	20,725	21,327	22,507	30,382	34,551
Construction	6,358	6,936	7,700	8,362	9,071
Consumer and Finance leases	19,579	17,846	17,330	20,406	21,664
Total nonaccrual loans held for investment	216,227	253,105	272,778	315,973	339,368

OREO	103,033	118,081	129,716	131,402	135,218
Other repossessed property	5,932	5,744	5,032	3,576	3,992
Total non-performing assets, excluding nonaccrual loans held for sale	$325,192	$376,930	$407,526	$450,951	$478,578

Nonaccrual loans held for sale	6,906	7,144	7,381	16,111	44,177
Total non-performing assets, including nonaccrual loans held for sale (1)	$332,098	$384,074	$414,907	$467,062	$522,755

Past-due loans 90 days and still accruing (2)	$144,787	$142,113	$148,625	$158,527	$165,432
Nonaccrual loans held for investment to total loans held for investment	2.41%	2.78%	3.03%	3.57%	3.89%
Nonaccrual loans to total loans	2.48%	2.85%	3.10%	3.73%	4.37%
Non-performing assets, excluding nonaccrual loans held for sale,
to total assets, excluding nonaccrual loans held for sale	2.60%	3.01%	3.29%	3.69%	3.93%
Non-performing assets to total assets	2.65%	3.06%	3.35%	3.81%	4.28%
(1)	Purchased credit impaired ("PCI") loans of $139.3 million accounted for under Accounting Standards Codification ("ASC") 310-30 as of September 30, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual loans due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using an estimated cash flow analysis.
(2)	Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2019 of approximately $27.7 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

 Variances in credit quality metrics:

  Total non-performing assets decreased by $52.0 million to $332.1 million as of September 30, 2019, compared to $384.1 million as of June 30, 2019. Total nonaccrual loans, including nonaccrual loans held for sale, decreased by $37.1 million to $223.1 million as of September 30, 2019, compared to $260.2 million as of June 30, 2019.

  The decrease in non-performing assets was mainly due to:

  - A $36.4 million decrease in nonaccrual commercial and construction loans, including the repayment of a $31.5 million nonaccrual commercial mortgage loan in the Florida region, the largest nonaccrual loan in the portfolio, and additional collections of $3.6 million in the third quarter.

- A $15.0 million decrease in the OREO portfolio balance. The decrease was driven by sales of $20.7 million, including the sale of a $10.8 million commercial OREO property in the Puerto Rico region, and write-down adjustments to the OREO value of $3.8 million, partially offset by additions of $9.5 million.

- A $2.5 million decrease in nonaccrual residential mortgage loans, driven by collections, foreclosures, charge-offs, and, to a lesser extent, loans brought current that, in the aggregate, offset the inflows in the third quarter.

Partially offset by:

- A $1.7 million increase in nonaccrual consumer loans, primarily auto loans and finance leases.

  Inflows to nonaccrual loans held for investment were $31.8 million, an $8.6 million increase compared to inflows of $23.2 million in the second quarter of 2019. Inflows to non-performing consumer loans were $14.9 million, an increase of $4.3 million, compared to inflows of $10.6 million in the second quarter of 2019. Inflows to non-performing residential mortgage loans were $14.8 million in the third quarter of 2019, an increase of $3.1 million, compared to inflows of $11.7 million in the second quarter of 2019. Inflows to non-performing commercial and construction loans were $2.2 million in the third quarter of 2019, an increase of $1.3 million, compared to inflows of $0.9 million in the second quarter of 2019.

  Adversely classified commercial and construction loans, including loans held for sale, decreased by $39.9 million to $255.0 million as of September 30, 2019. The decrease was driven by the aforementioned payoff of a $31.5 million nonaccrual commercial mortgage loan in the Florida region.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $495.8 million as of September 30, 2019, down $86.6 million from June 30, 2019, driven by the payoff of a $92.4 million commercial mortgage loan in the Puerto Rico region. Approximately $399.4 million of total TDR loans held for investment were in accrual status as of September 30, 2019. These figures exclude $60.4 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., FHA/VA loans).

Early Delinquency

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $190.5 million as of September 30, 2019, an increase of $43.6 million, compared to $146.9 million as of June 30, 2019. The variances by major portfolio categories were as follow:

- Commercial and construction loans in early delinquency increased in the third quarter by $44.2 million to $50.3 million as of September 30, 2019, primarily related to loans that were contractually current as to principal and interest payments but have final balloon payments that are over 30 days past due and are in the process of refinancing.

- Residential mortgage loans in early delinquency decreased in the third quarter by $2.0 million to $78.1 million as of September 30, 2019, and consumer loans in early delinquency increased in the third quarter by $1.4 million to $62.1 million as of September 30, 2019.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	September 30,	June 30,	March 31,		December 31,		September 30,
	2019	2019	2019		2018		2018

Allowance for loan and lease losses, beginning of period	$172,011	$183,732	$196,362		$200,563		$222,035
Provision for loan and lease losses	7,398	12,534	11,820	(1)	7,649	(2)	11,524	(3)
Net (charge-offs) recoveries of loans:
Residential mortgage	(4,414)	(4,188)	(5,547)		(6,009)		(7,483)
Commercial mortgage	(717)	(11,598)	(2,272)		4,193		(9,559)
Commercial and Industrial	1,439	(83)	(5,216)		(168)		(2,115)
Construction	211	237	(166)		60		(2,178)
Consumer and finance leases	(10,353)	(8,623)	(11,249)		(9,926)		(11,661)
Net charge-offs	(13,834)	(24,255)	(24,450)		(11,850)		(32,996)
Allowance for loan and lease losses, end of period	$165,575	$172,011	$183,732		$196,362		$200,563

Allowance for loan and lease losses to period end total loans held for investment	1.85%	1.89%	2.04%		2.22%		2.30%
Net charge-offs (annualized) to average loans outstanding during the period	0.61%	1.07%	1.10%		0.54%		1.52%
Provision for loan and lease losses to net charge-offs during the period	0.53x	0.52x	0.48x		0.65x		0.35x
Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases
in the first quarter of 2019 and the fourth and third quarters of 2018	0.53x	0.52x	0.75x		1.13x		0.43x

(1) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $5.7 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3) Net of a $2.8 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
  The ratio of the allowance for loan and lease losses to total loans held for investment was 1.85% as of September 30, 2019, compared to 1.89% as of June 30, 2019. The decrease was primarily due to the aforementioned reserve releases for commercial and construction loans related to lower historical loss rates and upgrades in the credit-risk classification of certain facilities. The ratio of the total allowance to nonaccrual loans held for investment was 76.57% as of September 30, 2019, compared to 67.96% as of June 30, 2019.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2019 and June 30, 2019, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of September 30, 2019
Impaired loans:
Principal balance of loans, net of charge-offs	$381,868	$164,746	$26,756	$573,370
Allowance for loan and lease losses	17,411	15,026	4,561	36,998
Allowance for loan and lease losses to principal balance	4.56%	9.12%	17.05%	6.45%

PCI loans:
Carrying value of PCI loans	135,922	3,330	-	139,252
Allowance for PCI loans	11,063	371	-	11,434
Allowance for PCI loans to carrying value	8.14%	11.14%	-	8.21%

Loans with general allowance:
Principal balance of loans	2,480,163	3,602,644	2,172,991	8,255,798
Allowance for loan and lease losses	17,558	50,128	49,457	117,143
Allowance for loan and lease losses to principal balance	0.71%	1.39%	2.28%	1.42%

Total loans held for investment:
Principal balance of loans	$2,997,953	$3,770,720	$2,199,747	$8,968,420
Allowance for loan and lease losses	46,032	65,525	54,018	165,575
Allowance for loan and lease losses to principal balance	1.54%	1.74%	2.46%	1.85%

As of June 30, 2019

Impaired loans:
Principal balance of loans, net of charge-offs	$391,016	$293,675	$27,137	$711,828
Allowance for loan and lease losses	18,788	13,477	4,570	36,835
Allowance for loan and lease losses to principal balance	4.80%	4.59%	16.84%	5.17%

PCI loans:
Carrying value of PCI loans	138,367	3,339	-	141,706
Allowance for PCI loans	11,063	371	-	11,434
Allowance for PCI loans to carrying value	8.00%	11.11%	-	8.07%

Loans with general allowance:
Principal balance of loans	2,541,363	3,633,279	2,085,779	8,260,421
Allowance for loan and lease losses	18,433	57,195	48,114	123,742
Allowance for loan and lease losses to principal balance	0.73%	1.57%	2.31%	1.50%

Total loans held for investment:
Principal balance of loans	$3,070,746	$3,930,293	$2,112,916	$9,113,955
Allowance for loan and lease losses	48,284	71,043	52,684	172,011
Allowance for loan and lease losses to principal balance	1.57%	1.81%	2.49%	1.89%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

Net Charge-Offs (annualized) to Average Loans Trends
	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,

Residential mortgage	0.58%	0.54%	0.71%	0.77%	0.95%

Commercial mortgage	0.19%	2.97%	0.59%	-1.10%	2.47%

Commercial and Industrial	-0.26%	0.01%	0.96%	0.03%	0.42%

Construction	-0.81%	-1.03%	0.78%	-0.22%	7.13%

Consumer and finance leases	1.92%	1.68%	2.27%	2.10%	2.57%

Total loans	0.61%	1.07%	1.10%	0.54%	1.52%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $13.8 million for the third quarter of 2019, or an annualized 0.61% of average loans, compared to $24.3 million, or an annualized 1.07% of average loans, in the second quarter of 2019. The decrease of $10.5 million in net charge-offs was mainly related to:

  A $12.4 million decrease in commercial and construction loan net charge-offs, primarily due to the effect in the second quarter of an $11.4 million charge-off taken on the aforementioned large nonaccrual commercial mortgage loan that was paid off in the third quarter and the $1.7 million loan loss recovery recorded in the third quarter associated with a commercial and industrial loan fully charged-off in prior periods.

Partially offset by:

  A $1.7 million increase in consumer loan net charge-offs, primarily reflecting increases in charge-offs taken on personal loans, auto loans and finance leases associated, in part, with the larger portfolio balances.
  A $0.2 million increase in residential mortgage loan net charge-offs, primarily related to loans evaluated for impairment purposes based on delinquency and loan-to-value levels.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.5 billion as of September 30, 2019, relatively flat compared to June 30, 2019.

The following variances were noted:

  A $136.7 million decrease in total loans. The decrease consisted of reductions of $77.6 million, $48.9 million, and $10.1 million in the Puerto Rico, Florida, and the Virgin Islands regions, respectively. On a portfolio basis, the decrease consisted of a $159.8 million decline in the balance of commercial and construction loans, and a $63.7 million decrease in residential mortgage loans, partially offset by an $86.8 million growth in consumer loans.

  The decrease in total loans in the Puerto Rico region consisted of a $118.9 million reduction in the balance of commercial and construction loans and a $50.2 million decrease in residential mortgage loans, partially offset by a $91.5 million growth in consumer loans. The decrease in commercial and construction loans was mainly related to the early payoff of two large criticized commercial mortgage loans totaling $120.4 million, a $30.5 million decrease in the balance of floor plan credit facilities, and the sale of commercial and industrial loan participations totaling $28.2 million. These variances were partially offset by new loan originations, including the origination of a $57.0 million commercial mortgage loan. The decrease in residential mortgage loans in the Puerto Rico region reflects the effect of collections, charge-offs and approximately $7.9 million of foreclosures recorded in the third quarter, which more than offset the volume of non-conforming residential mortgage loan originations. Approximately 90% of the $95.6 million in residential mortgage loans originated in the Puerto Rico region during the third quarter of 2019 consisted of conforming loan originations and refinancings. The increase in consumer loans was driven by new loan originations.

  The decrease in total loans in the Florida region consisted of a $38.2 million reduction in the balance of commercial and construction loans, primarily due to the aforementioned repayment of a $31.5 million nonaccrual commercial mortgage loan, and reductions of $5.4 million in residential mortgage loans and $5.3 million in consumer loans.

  The decrease in total loans in the Virgin Islands region reflects reductions of $8.1 million in residential mortgage loans and $2.7 million in commercial and construction loans, partially offset by an increase of $0.7 million in consumer loans.

  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), increased by $160.2 million to $1.0 billion in the third quarter of 2019, compared to $885.4 million in the second quarter of 2019. The increase reflects both an increase in new commercial loan originations and a higher dollar amount of refinancings and renewals of commercial loans in the Puerto Rico region.

  Total loan originations in the Puerto Rico region increased by $155.8 million to $880.3 million in the third quarter of 2019, compared to $724.5 million in the second quarter of 2019. The increase in the Puerto Rico region consisted of an increase of $162.5 million in commercial and construction loan originations reflecting both an increase in new loan originations and refinancings, partially offset by decreases of $3.4 million in residential mortgage loan originations and $3.3 million in consumer loan originations. Commercial and construction loans originations in the third quarter included the refinancing of approximately $171.1 million related to three large commercial relationships.

  Total loan originations in the Florida region increased by $6.7 million to $153.3 million in the third quarter of 2019, compared to $146.6 million in the second quarter of 2019. The increase in the Florida region consisted of an increase of $10.2 million in commercial and construction loan originations, primarily commercial and industrial loans new originations, partially offset by a $3.5 million decrease in residential mortgage loan originations.

  Total loan originations in the Virgin Islands region decreased by $2.3 million to $12.0 million in the third quarter of 2019, compared to $14.3 million in the second quarter of 2019. The decrease in the Virgin Islands region consisted of a $1.9 million decrease in commercial and construction loan originations and a $0.7 million decrease in consumer loan originations, partially offset by an increase of $0.2 million in residential mortgage loan originations.

  A $72.1 million decrease in investment securities mainly driven by $238.0 million of U.S. agencies bonds that matured or were called prior to maturity, prepayments of $55.6 million of U.S. agencies residential pass-through MBS, and principal repayments that reduced by $6.0 million the balance of Puerto Rico municipalities bonds held as part of the held-to-maturity investment securities portfolio, partially offset by purchases of $225.9 million of U.S. agencies bonds and MBS in the third quarter and a $7.6 million increase in the fair value of available-for-sale investment securities attributable to changes in market interest rates.
  A $15.0 million decrease in the OREO portfolio balance driven by the aforementioned sale of a $10.8 million commercial OREO property in the third quarter.
  A $16.5 million decrease in deferred tax assets, net.

Partially offset by:

  A $235.6 million increase in cash and cash equivalents attributable, among other things, to proceeds from loan prepayments, U.S. agency bonds that matured or were called prior to maturity, and prepayments of U.S. agency MBS that have not yet been reinvested, as well as cash provided by operating activities in the third quarter.

Total liabilities were approximately $10.3 billion as of September 30, 2019, down $54.1 million from June 30, 2019.

The decrease in total liabilities was mainly due to:

  A $38.2 million decrease in total deposits, excluding brokered CDs and government deposits, reflecting decreases of $15.0 million in the Virgin Islands region, $13.7 million in the Florida region, and $9.5 million in the Puerto Rico region, primarily due to reductions in balances on non-interest-bearing demand deposits accounts.
  A $32.7 million decrease in brokered CDs as approximately $60.7 million of maturing brokered CDs with an all-in cost of 1.74% were paid off during the third quarter, partially offset by new issuances amounting to $28.1 million with an all-in cost of 2.03%.

Partially offset by:

  A $21.6 million increase in government deposits, reflecting an increase of $38.8 million in the Virgin Islands region, partially offset by a $17.2 million decrease in the Puerto Rico region that was primarily related to the decrease in balance of time deposits of certain agencies of the Puerto Rico central government.

Total stockholders’ equity amounted to $2.2 billion as of September 30, 2019, an increase of $47.6 million from June 30, 2019. The increase was mainly driven by the earnings generated in the third quarter and the $7.6 million increase in the fair value of available-for-sale investment securities recorded as part of “Other comprehensive income,” partially offset by common and preferred stock dividends declared in the third quarter of 2019 totaling $7.2 million.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 21.61%, 22.02%, 25.27% and 16.04%, respectively, as of September 30, 2019, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 20.63%, 21.03%, 24.25%, and 15.64%, respectively, as of June 30, 2019.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 20.07%, 23.52%, 24.78%, and 17.16%, respectively, as of September 30, 2019, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 19.09%, 22.48%, 23.74% and 16.75%, respectively, as of June 30, 2019.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 17.03% as of September 30, 2019, compared to 16.64% as of June 30, 2019.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Tangible Equity:
Total equity - GAAP	$2,200,595	$2,152,976	$2,100,457	$2,044,704	$1,927,415
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(4,137)	(4,659)	(5,180)	(5,702)	(6,276)
Core deposit intangible	(3,695)	(3,903)	(4,096)	(4,335)	(4,585)
Insurance customer relationship intangible	(508)	(546)	(584)	(622)	(661)

Tangible common equity	$2,128,053	$2,079,666	$2,026,395	$1,969,843	$1,851,691

Tangible Assets:
Total assets - GAAP	$12,530,713	$12,537,196	$12,376,780	$12,243,561	$12,209,700
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(4,137)	(4,659)	(5,180)	(5,702)	(6,276)
Core deposit intangible	(3,695)	(3,903)	(4,096)	(4,335)	(4,585)
Insurance customer relationship intangible	(508)	(546)	(584)	(622)	(661)

Tangible assets	$12,494,275	$12,499,990	$12,338,822	$12,204,804	$12,170,080

Common shares outstanding	217,361	217,328	217,332	217,235	217,241

Tangible common equity ratio	17.03%	16.64%	16.42%	16.14%	15.22%
Tangible book value per common share	$9.79	$9.57	$9.32	$9.07	$8.52

Exposure to Puerto Rico Government

As of September 30, 2019, the Corporation had $204.8 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $213.4 million as of June 30, 2019. Approximately $182.5 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. The Corporation’s total direct exposure to the Puerto Rico Government also included a $14.0 million loan extended to an affiliate of a public corporation and obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.3 million as part of its available-for-sale investment securities portfolio (fair value of $7.2 million as of September 30, 2019).

The aforementioned exposure to municipalities in Puerto Rico included $138.7 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of September 30, 2019, the Corporation had $768.2 million of public sector deposits in Puerto Rico, compared to $785.4 million as of June 30, 2019. Approximately 39% is from municipalities and municipal agencies in Puerto Rico and 61% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, October 22, 2019, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until October 22, 2020. A telephone replay will be available one hour after the end of the conference call through November 22, 2019 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10135120.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including the filing of a form of bankruptcy under Title III of PROMESA, which provides a court-supervised debt restructuring process similar to U.S. bankruptcy protection, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; changes in economic and business conditions, including those caused by past or future natural disasters, that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve; the actual pace and magnitude of economic recovery in the Corporation’s service areas that were affected by Hurricanes Maria and Irma during 2017 compared to management’s current views on the economic recovery; uncertainty as to the timing of the receipt of disaster relief funds allocated to Puerto Rico; uncertainty about whether the Federal Reserve Bank of New York (the “New York FED” or “Federal Reserve”) will continue to provide approvals for receiving dividends from FirstBank, and for the Corporation to make payments of dividends on non-cumulative perpetual preferred stock and common stock, or payments on trust-preferred securities or subordinated debt, or to incur, increase or guarantee debt or repurchase any capital securities, despite the consents that have enabled the Corporation to receive quarterly dividends from FirstBank since the second quarter of 2016, to pay quarterly interest payments on the Corporation’s subordinated debentures associated with its trust-preferred securities since the second quarter of 2016, to pay monthly dividends on the non-cumulative perpetual preferred stock since December 2016, and to pay quarterly dividends on common stock since December 2018; a decrease in demand for the Corporation’s products and services, resulting in lower revenues and earnings because of the continued economic recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards, including the new credit loss accounting standard that is effective in 2020; the ability of FirstBank to realize the benefits of its net deferred tax assets; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate at the end of 2021; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Corporation’s remaining $8.3 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and address cyber-security incidents such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business, may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions; the effect of changes in the interest rate scenario on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes such as the hurricanes that affected the Corporation’s service areas in 2017. Adjusted pre-tax, pre-provision income, as defined by management, represents net income excluding income tax expense (benefit) and the provision for loan and lease losses, as well as Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the third and second quarters of 2019, and the third quarter of 2018 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income for the third and second quarters of 2019 and, the third quarter of 2018 reflect the following exclusions
    The accelerated discount accretion of $3.0 million resulting from the early payoff of an acquired commercial mortgage loan in the third quarter of 2019.
    Total benefit of $0.4 million and $0.8 million recorded in the third quarter and second quarter of 2019, respectively, resulting from hurricane-related insurance recoveries related to impairments, repairs and maintenance costs incurred on facilities affected by Hurricane Irma in the Virgin Islands.
    OTTI charge of $0.5 million on private-label MBS recorded in the third quarter of 2019.
    Reserve release of $2.8 million recorded in the third quarter of 2018 associated with the hurricane-related qualitative reserves.
    The exclusion of hurricane-related expenses of $0.5 million in the third quarter of 2018.
    The tax related effects of all of the pre-tax items mentioned in the above bullets as follows:
      Tax expense of $1.1 million in the third quarter of 2019 related to the accelerated discount accretion from the payoff of an acquired commercial mortgage loan (calculated based on the statutory tax rate of 37.5% for 2019).
      Tax expense of $0.1 million, $0.3 million, and $0.2 million in the third quarter of 2019, second quarter of 2019, and third quarter of 2018, respectively, related to the benefit of hurricane-related insurance recoveries (calculated based on the statutory tax rate of 37.5% for 2019 and 39% for 2018).
      Tax expense of $1.1 million in the third quarter of 2018 related to reserve releases associated with the hurricane-related qualitative reserve (calculated based on the statutory tax rate of 39% for 2018).
      Tax benefit of $0.2 million in the third quarter of 2018 related to hurricane-related expenses (calculated based on the statutory tax rate of 39%).
      No tax benefit was recorded for the OTTI charge on private label MBS recorded in the third quarter of 2019 at the international banking entity subsidiary level.

Management believes that the presentation of adjusted net income enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconciles the ratio of the adjusted provision for loan and lease losses to net charge-offs for the third quarter of 2018 and the first nine months of 2019 and 2018, excluding the hurricane-related qualitative reserve releases:

			Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

			Quarter Ended September 30, 2018

(In thousands)			Provision for Loan and Lease Losses	Net Charge-Offs

Provision for loan and lease losses and net charge-offs (GAAP)			$11,524	$32,996
Less Special items:
Hurricane-related qualitative reserve release			2,781	-
Provision for loan and lease losses and net charge-offs, excluding special items (Non-GAAP)			$14,305	$32,996

Provision for loan and lease losses to net charge-offs (GAAP)			34.93%
Provision for loan and lease losses to net charge-offs, excluding special items (Non-GAAP)			43.35%

	Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)		Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Nine-Month Period Ended September 30, 2019		Nine-Month Period Ended September 30, 2018

(In thousands)	Provision for Loan and Lease Losses	Net Charge-Offs	Provision for Loan and Lease Losses	Net Charge-Offs

Provision for loan and lease losses and net charge-offs (GAAP)	$31,752	$62,539	$51,604	$82,884
Less Special items:
Hurricane-related qualitative reserve release	6,425	-	11,245	-
Provision for loan and lease losses and net charge-offs, excluding special items (Non-GAAP)	$38,177	$62,539	$62,849	$82,884

Provision for loan and lease losses to net charge-offs (GAAP)	50.77%		62.26%
Provision for loan and lease losses to net charge-offs, excluding special items (Non-GAAP)	61.05%		75.83%

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	September 30,	June 30,	December 31,
(In thousands, except for share information)	2019	2019	2018
ASSETS

Cash and due from banks	$878,206	$642,440	$578,613

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	97,431	97,553	7,290
Total money market investments	97,731	97,853	7,590

Investment securities available for sale, at fair value	1,736,563	1,803,688	1,942,568

Investment securities held to maturity, at amortized cost	138,676	144,672	144,815

Equity securities	45,228	44,227	44,530

Total investment securities	1,920,467	1,992,587	2,131,913

Loans, net of allowance for loan and lease losses of $165,575
(June 30, 2019 - $172,011; December 31, 2018 - $196,362)	8,802,845	8,941,944	8,661,761
Loans held for sale, at lower of cost or market	42,470	33,630	43,186
Total loans, net	8,845,315	8,975,574	8,704,947

Premises and equipment, net	151,185	148,814	147,814
Other real estate owned	103,033	118,081	131,402
Accrued interest receivable on loans and investments	47,122	53,931	50,365
Deferred tax asset, net	273,845	290,326	319,851
Other assets	213,809	217,590	171,066
Total assets	$12,530,713	$12,537,196	$12,243,561

LIABILITIES

Deposits:
Non-interest-bearing deposits	$2,270,250	$2,375,517	$2,395,481
Interest-bearing deposits	6,862,649	6,806,664	6,599,233
Total deposits	9,132,899	9,182,181	8,994,714

Securities sold under agreements to repurchase	100,000	100,000	150,086
Advances from the Federal Home Loan Bank (FHLB)	740,000	740,000	740,000
Other borrowings	184,150	184,150	184,150
Accounts payable and other liabilities	173,069	177,889	129,907
Total liabilities	10,330,118	10,384,220	10,198,857

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 222,103,721 shares
(June 30, 2019 - 222,055,625 shares issued; December 31, 2018 - 221,789,509 shares issued)	22,210	22,205	22,179
Less: Treasury stock (at par value)	(474)	(472)	(455)

Common stock outstanding, 217,360,587 shares outstanding
(June 30, 2019 - 217,328,179 shares outstanding; December 31, 2018 - 217,235,140 shares outstanding)	21,736	21,733	21,724
Additional paid-in capital	940,700	939,769	939,674
Retained earnings	1,196,931	1,157,808	1,087,617
Accumulated other comprehensive income (loss)	5,124	(2,438)	(40,415)
Total stockholders' equity	2,200,595	2,152,976	2,044,704
Total liabilities and stockholders' equity	$12,530,713	$12,537,196	$12,243,561

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share information)	2019	2019	2018	2019	2018

Net interest income:
Interest income	$172,295	$169,510	$157,492	$508,277	$462,543
Interest expense	27,870	26,964	24,971	81,125	74,858
Net interest income	144,425	142,546	132,521	427,152	387,685
Provision for loan and lease losses	7,398	12,534	11,524	31,752	51,604
Net interest income after provision for loan and lease losses	137,027	130,012	120,997	395,400	336,081

Non-interest income:
Service charges on deposit accounts	6,108	5,887	5,581	17,711	16,013
Mortgage banking activities	4,396	4,395	4,551	12,418	13,551
Net (loss) gain on investments and impairments	(497)	-	-	(497)	-
Gain on early extinguishment of debt	-	-	-	-	2,316
Other non-interest income	11,394	11,941	8,391	36,535	29,899
Total non-interest income	21,401	22,223	18,523	66,167	61,779

Non-interest expenses:
Employees' compensation and benefits	41,409	40,813	39,243	121,518	119,482
Occupancy and equipment	15,129	15,834	14,660	47,018	43,511
Business promotion	4,004	3,940	3,860	11,650	10,452
Professional fees	12,467	11,671	11,502	34,448	31,755
Taxes, other than income taxes	3,904	3,737	3,534	11,461	11,027
Insurance and supervisory fees	2,425	2,029	3,210	7,322	10,766
Net loss on other real estate owned operations	2,578	5,043	4,360	11,364	10,205
Other non-interest expenses	10,917	9,870	10,496	30,961	29,910
Total non-interest expenses	92,833	92,937	90,865	275,742	267,108

Income before income taxes	65,595	59,298	48,655	185,825	130,752
Income tax expense	(19,268)	(18,011)	(12,332)	(54,897)	(30,249)

Net income	$46,327	$41,287	$36,323	$130,928	$100,503

Net income attributable to common stockholders	$45,658	$40,618	$35,654	$128,921	$98,496

Earnings per common share:

Basic	$0.21	$0.19	$0.16	$0.60	$0.46
Diluted	$0.21	$0.19	$0.16	$0.59	$0.45

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 - Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Condensed Income Statements:
Total interest income	$172,295	$169,510	$157,492	$508,277	$462,543
Total interest expense	27,870	26,964	24,971	81,125	74,858
Net interest income	144,425	142,546	132,521	427,152	387,685
Provision for loan and lease losses	7,398	12,534	11,524	31,752	51,604
Non-interest income	21,401	22,223	18,523	66,167	61,779
Non-interest expenses	92,833	92,937	90,865	275,742	267,108
Income before income taxes	65,595	59,298	48,655	185,825	130,752
Income tax expense	(19,268)	(18,011)	(12,332)	(54,897)	(30,249)
Net income	46,327	41,287	36,323	130,928	100,503
Net income attributable to common stockholders	45,658	40,618	35,654	128,921	98,496

Per Common Share Results:
Net earnings per share - basic	$0.21	$0.19	$0.16	$0.60	$0.46
Net earnings per share - diluted	$0.21	$0.19	$0.16	$0.59	$0.45
Cash dividends declared	$0.03	$0.03	$-	$0.09	$-
Average shares outstanding	216,690	216,674	216,149	216,569	215,516
Average shares outstanding diluted	217,227	216,978	216,775	217,053	216,584
Book value per common share	$9.96	$9.74	$8.71	$9.96	$8.71
Tangible book value per common share (1)	$9.79	$9.57	$8.52	$9.79	$8.52

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.47	1.33	1.18	1.41	1.10
Interest Rate Spread (2)	4.59	4.59	4.32	4.60	4.27
Net Interest Margin (2)	5.06	5.07	4.73	5.08	4.66
Return on Average Total Equity	8.39	7.77	7.69	8.19	7.28
Return on Average Common Equity	8.53	7.90	7.84	8.33	7.43
Average Total Equity to Average Total Assets	17.55	17.12	15.32	17.22	15.07
Total capital	25.27	24.25	23.85	25.27	23.85
Common equity Tier 1 capital	21.61	20.63	20.13	21.61	20.13
Tier 1 capital	22.02	21.03	20.54	22.02	20.54
Leverage	16.04	15.64	14.85	16.04	14.85
Tangible common equity ratio (1)	17.03	16.64	15.22	17.03	15.22
Dividend payout ratio	14.24	16.00	-	15.12	-
Efficiency ratio (3)	55.98	56.40	60.16	55.90	59.43

Asset Quality:
Allowance for loan and lease losses to loans held for investment	1.85	1.89	2.30	1.85	2.30
Net charge-offs (annualized) to average loans	0.61	1.07	1.52	0.93	1.27
Provision for loan and lease losses to net charge-offs (4)	53.48	51.68	34.93	50.77	62.26
Non-performing assets to total assets	2.65	3.06	4.28	2.65	4.28
Nonaccrual loans held for investment to total loans held for investment	2.41	2.78	3.89	2.41	3.89
Allowance to total nonaccrual loans held for investment	76.57	67.96	59.10	76.57	59.10
Allowance to total nonaccrual loans held for investment,
excluding residential real estate loans	185.65	139.16	109.79	185.65	109.79

Other Information:
Common Stock Price: End of period	$9.98	$11.04	$9.10	$9.98	$9.10

1-	Non-GAAP financial measure. See page 16 for GAAP to Non-GAAP reconciliations.
2-	On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 5 for GAAP to Non-GAAP reconciliations and refer to discussion in Tables 2 and 3 below.
3-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4-	The ratio of the provision for loan and lease losses to net charge-offs, excluding the hurricane-related qualitative reserve releases, was 43.35% for the quarter ended September 30, 2018 and 61.05% and 75.83% for the nine-month periods ended September 30, 2019 and 2018, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)
(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2019	2019	2018	2019	2019	2018	2019	2019	2018

Interest-earning assets:
Money market & other short-term investments	$762,934	$590,517	$661,374	$4,081	$3,440	$3,166	2.12%	2.34%	1.90%
Government obligations (2)	588,287	720,106	785,400	6,752	7,254	7,174	4.55%	4.04%	3.62%
Mortgage-backed securities	1,295,189	1,285,812	1,402,554	9,820	10,316	11,219	3.01%	3.22%	3.17%
FHLB stock	41,779	41,720	39,778	660	657	687	6.27%	6.32%	6.85%
Other investments	3,395	3,030	3,042	7	7	5	0.82%	0.93%	0.65%
Total investments (3)	2,691,584	2,641,185	2,892,148	21,320	21,674	22,251	3.14%	3.29%	3.05%
Residential mortgage loans	3,018,603	3,075,037	3,165,250	40,610	41,350	42,601	5.34%	5.39%	5.34%
Construction loans	104,816	91,711	122,186	1,691	1,511	1,233	6.40%	6.61%	4.00%
C&I and commercial mortgage loans	3,748,186	3,809,702	3,576,886	55,543	54,693	48,269	5.88%	5.76%	5.35%
Finance leases	378,866	360,224	295,866	7,192	6,735	5,575	7.53%	7.50%	7.48%
Consumer loans	1,776,254	1,698,944	1,516,432	50,904	48,477	42,976	11.37%	11.44%	11.24%
Total loans (4) (5)	9,026,725	9,035,618	8,676,620	155,940	152,766	140,654	6.85%	6.78%	6.43%
Total interest-earning assets	$11,718,309	$11,676,803	$11,568,768	$177,260	$174,440	$162,905	6.00%	5.99%	5.59%

Interest-bearing liabilities:
Brokered CDs	$502,569	$509,102	$763,988	$2,843	$2,782	$3,495	2.24%	2.19%	1.81%
Other interest-bearing deposits	6,290,767	6,181,141	6,050,621	17,498	16,321	13,484	1.10%	1.06%	0.88%
Other borrowed funds	284,150	284,150	323,280	3,651	4,034	4,648	5.10%	5.69%	5.70%
FHLB advances	741,522	740,000	692,174	3,878	3,827	3,344	2.07%	2.07%	1.92%
Total interest-bearing liabilities	$7,819,008	$7,714,393	$7,830,063	$27,870	$26,964	$24,971	1.41%	1.40%	1.27%
Net interest income				$149,390	$147,476	$137,934
Interest rate spread							4.59%	4.59%	4.32%
Net interest margin							5.06%	5.07%	4.73%

1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% (39% for the quarter ended September 30, 2018) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 5 for GAAP to Non-GAAP reconciliations.
2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-	Interest income on loans includes $2.4 million, $2.2 million and $1.8 million for the quarters ended September 30, 2019, June 30, 2019, and September 30, 2018, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)
(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Nine-Month Period Ended	2019	2018	2019	2018	2019	2018

Interest-earning assets:
Money market & other short-term investments	$615,499	$686,886	$10,350	$8,809	2.25%	1.71%
Government obligations (2)	690,566	801,954	21,482	20,470	4.16%	3.41%
Mortgage-backed securities	1,304,777	1,325,780	32,033	32,669	3.28%	3.29%
FHLB stock	41,809	40,505	2,013	2,036	6.44%	6.72%
Other investments	3,169	2,795	20	9	0.84%	0.43%
Total investments (3)	2,655,820	2,857,920	65,898	63,993	3.32%	2.99%
Residential mortgage loans	3,071,624	3,195,572	123,779	128,793	5.39%	5.39%
Construction loans	94,075	120,734	4,531	3,261	6.44%	3.61%
C&I and commercial mortgage loans	3,760,878	3,630,655	163,518	141,807	5.81%	5.22%
Finance leases	360,429	276,158	20,313	15,136	7.54%	7.33%
Consumer loans	1,705,150	1,492,579	145,459	124,907	11.41%	11.19%
Total loans (4) (5)	8,992,156	8,715,698	457,600	413,904	6.80%	6.35%
Total interest-earning assets	$11,647,976	$11,573,618	$523,498	$477,897	6.01%	5.52%

Interest-bearing liabilities:
Brokered CDs	$511,567	$892,980	$8,312	$11,715	2.17%	1.75%
Other interest-bearing deposits	6,166,594	6,051,197	48,624	39,209	1.05%	0.87%
Other borrowed funds	298,277	373,639	12,699	13,808	5.69%	4.94%
FHLB advances	740,513	707,308	11,490	10,126	2.07%	1.91%
Total interest-bearing liabilities	$7,716,951	$8,025,124	$81,125	$74,858	1.41%	1.25%
Net interest income			$442,373	$403,039
Interest rate spread					4.60%	4.27%
Net interest margin					5.08%	4.66%

1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% (39% for the nine-month period ended September 30, 2018) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 5 for GAAP to Non-GAAP reconciliation.
2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-	Interest income on loans includes $6.7 million and $5.7 million for the nine-month periods ended September 30, 2019 and 2018, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 - Non-Interest Income
	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2019	2019	2018	2019	2018

Service charges on deposit accounts	$6,108	$5,887	$5,581	$17,711	$16,013
Mortgage banking activities	4,396	4,395	4,551	12,418	13,551
Insurance income	1,983	2,025	1,493	8,258	6,628
Other operating income	9,411	9,916	6,898	28,277	23,271

Non-interest income before net (loss) gain on investments
and gain on early extinguishment of debt	21,898	22,223	18,523	66,664	59,463

Net gain on sale of investments	-	-	-	-	-
OTTI on debt securities	(497)	-	-	(497)	-
Net (loss) gain on investments	(497)	-	-	(497)	-

Gain on early extinguishment of debt	-	-	-	-	2,316
	$21,401	$22,223	$18,523	$66,167	$61,779

Table 5 - Non-Interest Expenses
	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2019	2019	2018	2019	2018

Employees' compensation and benefits	$41,409	$40,813	$39,243	$121,518	$119,482
Occupancy and equipment	15,129	15,834	14,660	47,018	43,511
Deposit insurance premium	1,465	1,482	2,067	4,645	7,159
Other insurance and supervisory fees	960	547	1,143	2,677	3,607
Taxes, other than income taxes	3,904	3,737	3,534	11,461	11,027
Professional fees:
Collections, appraisals and other credit related fees	1,797	1,946	2,150	5,460	5,399
Outsourcing technology services	6,206	5,798	5,215	17,524	15,465
Other professional fees	4,464	3,927	4,137	11,464	10,891
Credit and debit card processing expenses	4,764	3,820	4,147	12,738	11,450
Business promotion	4,004	3,940	3,860	11,650	10,452
Communications	1,834	1,714	1,642	5,300	4,706
Net loss on OREO operations	2,578	5,043	4,360	11,364	10,205
Other	4,319	4,336	4,707	12,923	13,754
Total	$92,833	$92,937	$90,865	$275,742	$267,108

Table 6 - Selected Balance Sheet Data
(In thousands)	As of
	September 30,	June 30,	December 31,
	2019	2019	2018
Balance Sheet Data:
Loans, including loans held for sale	$9,010,890	$9,147,585	$8,901,309
Allowance for loan and lease losses	165,575	172,011	196,362
Money market and investment securities	2,018,198	2,090,440	2,139,503
Intangible assets	36,438	37,206	38,757
Deferred tax asset, net	273,845	290,326	319,851
Total assets	12,530,713	12,537,196	12,243,561
Deposits	9,132,899	9,182,181	8,994,714
Borrowings	1,024,150	1,024,150	1,074,236
Total preferred equity	36,104	36,104	36,104
Total common equity	2,159,367	2,119,310	2,049,015
Accumulated other comprehensive income (loss), net of tax	5,124	(2,438)	(40,415)
Total equity	2,200,595	2,152,976	2,044,704

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	September 30,	June 30,	December 31,
	2019	2019	2018

Residential mortgage loans	$2,997,953	$3,070,746	$3,163,208

Commercial loans:
Construction loans	108,862	100,244	79,429
Commercial mortgage loans	1,439,362	1,550,364	1,522,662
Commercial and Industrial loans	2,222,496	2,279,685	2,148,111
Commercial loans	3,770,720	3,930,293	3,750,202

Finance leases	391,373	370,907	333,536

Consumer loans	1,808,374	1,742,009	1,611,177
Loans held for investment	8,968,420	9,113,955	8,858,123
Loans held for sale	42,470	33,630	43,186
Total loans	$9,010,890	$9,147,585	$8,901,309

Table 8 - Loan Portfolio by Geography

(In thousands)	As of September 30, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,182,413	$235,164	$580,376	$2,997,953

Commercial loans:
Construction loans	31,189	12,739	64,934	108,862
Commercial mortgage loans	975,883	68,914	394,565	1,439,362
Commercial and Industrial loans	1,353,520	106,110	762,866	2,222,496
Commercial loans	2,360,592	187,763	1,222,365	3,770,720

Finance leases	391,373	-	-	391,373

Consumer loans	1,714,247	48,942	45,185	1,808,374
Loans held for investment	6,648,625	471,869	1,847,926	8,968,420

Loans held for sale	35,056	-	7,414	42,470
Total loans	$6,683,681	$471,869	$1,855,340	$9,010,890

(In thousands)	As of June 30, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,235,828	$242,937	$591,981	$3,070,746

Commercial loans:
Construction loans	31,191	12,585	56,468	100,244
Commercial mortgage loans	1,031,597	70,131	448,636	1,550,364
Commercial and Industrial loans	1,416,447	107,789	755,449	2,279,685
Commercial loans	2,479,235	190,505	1,260,553	3,930,293

Finance leases	370,907	-	-	370,907

Consumer loans	1,643,248	48,233	50,528	1,742,009
Loans held for investment	6,729,218	481,675	1,903,062	9,113,955

Loans held for sale	32,092	311	1,227	33,630
Total loans	$6,761,310	$481,986	$1,904,289	$9,147,585

(In thousands)	As of December 31, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,313,230	$252,363	$597,615	$3,163,208

Commercial loans:
Construction loans	26,069	11,303	42,057	79,429
Commercial mortgage loans	1,014,023	74,585	434,054	1,522,662
Commercial and Industrial loans	1,351,661	95,900	700,550	2,148,111
Commercial loans	2,391,753	181,788	1,176,661	3,750,202

Finance leases	333,536	-	-	333,536

Consumer loans	1,505,720	46,838	58,619	1,611,177
Loans held for investment	6,544,239	480,989	1,832,895	8,858,123

Loans held for sale	41,794	199	1,193	43,186
Total loans	$6,586,033	$481,188	$1,834,088	$8,901,309

Table 9 – Non-Performing Assets

	As of
(Dollars in thousands)	September 30,	June 30,	December 31,
	2019	2019	2018
Nonaccrual loans held for investment:
Residential mortgage	$127,040	$129,501	$147,287
Commercial mortgage	42,525	77,495	109,536
Commercial and Industrial	20,725	21,327	30,382
Construction	6,358	6,936	8,362
Consumer and Finance leases	19,579	17,846	20,406
Total nonaccrual loans held for investment	216,227	253,105	315,973

OREO	103,033	118,081	131,402
Other repossessed property	5,932	5,744	3,576
Total non-performing assets, excluding nonaccrual loans held for sale	$325,192	$376,930	$450,951

Nonaccrual loans held for sale	6,906	7,144	16,111
Total non-performing assets, including nonaccrual loans held for sale (1)	$332,098	$384,074	$467,062

Past-due loans 90 days and still accruing (2)	$144,787	$142,113	$158,527
Allowance for loan and lease losses	$165,575	$172,011	$196,362
Allowance to total nonaccrual loans held for investment	76.57%	67.96%	62.15%
Allowance to total nonaccrual loans held for investment, excluding residential real estate loans	185.65%	139.16%	116.41%
(1)	Purchased credit impaired loans of $139.3 million accounted for under ASC 310-30 as of September 30, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual loans due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using an estimated cash flow analysis.
(2)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2019 of approximately $27.7 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10 - Non-Performing Assets by Geography

	As of
(In thousands)	September 30,	June 30,	December 31,
	2019	2019	2018
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$104,112	$108,152	$120,707
Commercial mortgage	25,515	26,535	44,925
Commercial and Industrial	17,096	17,709	26,005
Construction	4,309	4,857	6,220
Finance leases	1,340	994	1,329
Consumer	16,989	15,684	18,037
Total nonaccrual loans held for investment	169,361	173,931	217,223

OREO	97,520	111,990	124,124
Other repossessed property	5,700	5,560	3,357
Total non-performing assets, excluding nonaccrual loans held for sale	$272,581	$291,481	$344,704
Nonaccrual loans held for sale	6,906	7,144	16,111
Total non-performing assets, including nonaccrual loans held for sale (1)	$279,487	$298,625	$360,815
Past-due loans 90 days and still accruing (2)	$138,860	$140,099	$153,269

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$10,041	$11,178	$12,106
Commercial mortgage	17,010	18,118	19,368
Commercial and Industrial	2,347	3,618	4,377
Construction	2,049	2,079	2,142
Consumer	625	426	710
Total nonaccrual loans held for investment	32,072	35,419	38,703

OREO	5,381	5,636	6,704
Other repossessed property	128	105	76
Total non-performing assets, excluding nonaccrual loans held for sale	$37,581	$41,160	$45,483
Nonaccrual loans held for sale		-	-
Total non-performing assets, including nonaccrual loans held for sale	$37,581	$41,160	$45,483
Past-due loans 90 days and still accruing	$5,927	$2,014	$5,258

United States:
Nonaccrual loans held for investment:
Residential mortgage	$12,887	$10,171	$14,474
Commercial mortgage	-	32,842	45,243
Commercial and Industrial	1,282	-	-
Construction	-	-	-
Consumer	625	742	330
Total nonaccrual loans held for investment	14,794	43,755	60,047

OREO	132	455	574
Other repossessed property	104	79	143
Total non-performing assets, excluding nonaccrual loans held for sale	$15,030	$44,289	$60,764
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$15,030	$44,289	$60,764
Past-due loans 90 days and still accruing	$-	$-	$-

(1)	Purchased credit impaired loans of $139.3 million accounted for under ASC 310-30 as of September 30, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual loans due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using an estimated cash flow analysis.
(2)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2019 of approximately $27.7 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended				Nine-Month Period Ended
(Dollars in thousands)	September 30,	June 30,	September 30,		September 30,		September 30,
	2019	2019	2018		2019		2018

Allowance for loan and lease losses, beginning of period	$172,011	$183,732	$222,035		$196,362		$231,843
Provision for loan and lease losses	7,398	12,534	11,524	(1)	31,752	(2)	51,604	(3)
Net (charge-offs) recoveries of loans:
Residential mortgage	(4,414)	(4,188)	(7,483)		(14,149)		(15,374)
Commercial mortgage	(717)	(11,598)	(9,559)		(14,587)		(20,179)
Commercial and Industrial	1,439	(83)	(2,115)		(3,860)		(7,717)
Construction	211	237	(2,178)		282		(8,022)
Consumer and finance leases	(10,353)	(8,623)	(11,661)		(30,225)		(31,592)
Net charge-offs	(13,834)	(24,255)	(32,996)		(62,539)		(82,884)
Allowance for loan and lease losses, end of period	$165,575	$172,011	$200,563		$165,575		$200,563

Allowance for loan and lease losses to period end total loans held for investment	1.85%	1.89%	2.30%		1.85%		2.30%
Net charge-offs (annualized) to average loans outstanding during the period	0.61%	1.07%	1.52%		0.93%		1.27%
Provision for loan and lease losses to net charge-offs during the period	0.53x	0.52x	0.35x		0.51x		0.62x
Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the
first nine months of 2019, and the third quarter and first nine-months of 2018	0.53x	0.52x	0.43x		0.61x		0.76x

(1) Net of a $2.8 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3) Net of an $11.2 million net loan loss reserve releases associated with the effect of Hurricanes Irma and Maria.

Table 12 – Net Charge-Offs to Average Loans

	Nine-Month Period Ended	Year Ended
	September 30, 2019	December 31,	December 31,	December 31,	December 31,
	(annualized)	2018	2017	2016	2015

Residential mortgage	0.61%	0.67%	0.79%	0.93%	0.55%

Commercial mortgage	1.26%	1.03%	2.42%	1.28%	3.12%

Commercial and Industrial	0.23%	0.38%	0.66%	1.11%	1.32%

Construction	-0.40%	6.75%	2.05%	1.02%	1.42%

Consumer and finance leases	1.95%	2.31%	2.12%	2.63%	2.85%

Total loans	0.93%	1.09%	1.33%	1.37%	1.68%

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003